Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer and Treasurer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Third Quarter 2019 Results

Record Sales Quarter Driven by Organic Growth; Strong Third-Quarter Profitability

Q3 2019 Diluted EPS of $0.94 vs. Prior Year of $0.35

Adjusted Q3 2019 EPS of $1.24 vs. Prior Year of $0.73

2019 Guidance Tightened to $215-$220 Million Adjusted EBITDA and $3.35-$3.55 Adjusted EPS

PITTSBURGH, November 7, 2019 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the third quarter of $19.8 million, or $0.94 per diluted share compared to net income of $7.6 million, or $0.35 per diluted share in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $26.2 million and $1.24 per share for the third quarter of 2019, compared to $15.6 million and $0.73 per share in the prior year quarter, respectively.  Net income and earnings per share, reported and adjusted, benefited from higher year-over-year profitability, driven by the company’s wood-preservation businesses, as well as lower income taxes due to a lower estimated effective tax rate.

Adjustments to pre-tax income totaled $8.4 million for the third quarter of 2019 and $9.8 million for the third quarter of 2018. For both periods, these items primarily reflected restructuring expenses, non-cash LIFO expense and non-cash adjustments related to mark-to-market commodity hedging.  The prior year period also included a loss on the sale of a business and purchase accounting adjustments.

Consolidated sales were $474.9 million for the third quarter of 2019, an increase of $32.2 million, or 7.3 percent, from sales of $442.7 million in the prior year quarter.  This represented a third consecutive record sales quarter, primarily driven by continued demand in various end markets for wood-preservation products and services.  Excluding a negative impact from foreign currency translation of $6.1 million, sales were higher by $38.3 million or 8.7 percent.

The Railroad and Utility Products and Services (RUPS) favorable performance reflects increased treating volumes and pricing of crossties to Class I customers, favorable pricing conditions in the commercial crosstie market, generally higher demand for railroad related products and services, and savings related to its ongoing network optimization initiatives.  The Performance Chemicals (PC) segment reported higher sales and profitability, driven by increased volumes and pricing for its copper-based wood preservatives; however, its margin was negatively impacted by increased year-over-year raw material and customer service costs.  The Carbon Materials and Chemicals (CMC) business delivered improved profitability, benefiting from increased sales volumes in China as well as its overall streamlined and efficient cost structure.

Commenting on the quarter, President and CEO Leroy Ball said, “I am pleased to report that we remain on track for another year of strong financial performance.  Once again, the strength of our diversified business model was on display during the September quarter as we delivered record sales for a third consecutive quarter and one of our best-ever third quarters from a profitability standpoint.  Our wood-based businesses continued to demonstrate strong year-over-year gains due to favorable business conditions, market share growth and cost efficiencies.  At the same time, our CMC business posted another strong quarter in a challenging market environment.”

Third-Quarter Financial Performance

•

Sales for RUPS of $198.8 million increased by $13.8 million, or 7.5 percent, compared to sales of $185.0 million in the prior year quarter.  The sales increase was primarily due to higher volumes and pricing related to Class I customers, favorable pricing conditions in the commercial crosstie market, and improved demand in the domestic utility pole business.  Operating profit for the third quarter was $11.3 million, or 5.7 percent, compared with an operating profit of $5.8 million, or 3.1 percent, in the prior year quarter.  Adjusted EBITDA for the third quarter was $16.9 million, or 8.5 percent, compared with $12.3 million, or 6.6 percent, in the prior year quarter.  The significant improvement in profitability was driven by higher capacity utilization from improvements in wood sourcing and increased customer demand as well as realizing synergies related to the ongoing integration and restructuring actions.

•

Sales for PC of $123.9 million increased by $15.7 million, or 14.5 percent, compared to sales of $108.2 million in the prior year quarter.  The sales increase was driven by higher volumes of copper-based preservatives in North America, driven by market share gains, sales from new products and favorable pricing mix.  Operating profit was $11.7 million, or 9.4 percent, for the third quarter, compared with $11.0 million, or 10.2 percent, in the prior year quarter.  Adjusted EBITDA was $17.8 million, or 14.4 percent, for the third quarter, compared with $16.6 million, or 15.3 percent, in the prior year quarter.  The year-over-year increase in profitability was due to stronger sales volumes, lower costs from reduced third-party purchases of intermediate raw materials and a reduction in controllable spending, partially offset by higher raw material and customer service costs.

•

Sales for CMC totaling $152.2 million increased by $2.7 million, or 1.8 percent, compared to sales of $149.5 million in the prior year quarter. Excluding an unfavorable impact from foreign currency translation of $4.9 million, sales increased by $7.6 million, or 5.1 percent, from the prior year quarter.  The increase was due mainly to higher sales volumes in China, partially offset by lower sales prices in China and Europe, and lower sales volumes of carbon pitch in Europe and Australia, and phthalic anhydride in North America.  Operating profit was $17.1 million, or 11.2 percent, in the third quarter, compared with $14.9 million, or 10.0 percent, in the prior year quarter.  Adjusted EBITDA was $26.7 million, or 17.5 percent in the third quarter, compared with $24.9 million, or 16.7 percent in the prior year quarter.  Despite a challenging demand and pricing environment, the favorable results demonstrate the benefits of continuing operational efficiencies and permanent cost savings, partially offset by increases in raw material costs.

•

Operating profit was $39.6 million, or 8.3 percent, reflecting higher profits in all business segments, compared with $31.2 million, or 7.0 percent, in the prior year quarter.  Adjusted EBITDA was $61.2 million, driven by the company’s wood-preservation businesses, or 12.9 percent, compared with $53.3 million, or 12.0 percent, in the prior year quarter.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers in the third quarter was $19.8 million, compared with net income of $7.6 million in the prior year quarter.  Adjusted net income was $26.2 million, compared with $15.6 million in the prior year quarter.

•

In the third quarter of 2019, items excluded from adjusted EBITDA consisted of $6.0 million of pre-tax charges, while adjusted net income and adjusted EPS for the quarter excluded $8.4 million of pre-tax charges.  Both adjustments consisted of restructuring expenses, non-cash LIFO expense, and non-cash adjustments related to mark-to-market commodity hedging.

•	Diluted EPS was $0.94, compared with $0.35 per share in the prior year quarter. Adjusted EPS for the quarter was $1.24, compared with $0.73 for the prior year period.
•

Capital expenditures for the nine months ended September 30, 2019, were $26.8 million, compared with $81.4 million for the prior year period.  The current year amount represents general spending to maintain the safety and efficiency of global operations.

•

At September 30, 2019, total debt was $959.1 million and, net of cash and cash equivalents, net debt was $918.4 million, compared with total debt of $990.4 million and, net of cash and cash equivalents, net debt of $949.8 million at December 31, 2018.  By comparison, the net debt was lower by $31.4 million, consistent with the company’s focus on debt reduction.  At September 30, 2019, the company’s net leverage ratio was 4.2, a decrease from 4.6 at June 30, 2019.

Update on Koppers (Jiangsu) Carbon Chemical Company Limited

Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), the company’s 75 percent-owned subsidiary, remains in dispute with its largest customer in China over a disagreement on the application of contractual pricing terms.  Koppers has not recognized any incremental revenues associated with the higher pricing.

Mr. Ball commented, “While it is disappointing to not yet arrive at a long-term solution to the dispute, I pledge to continue fighting for the fair contractual value that Koppers negotiated and earned as part of our long-term sales agreement.  I am hopeful that a decision on the path forward will be forthcoming by the end of this calendar year.  In the meantime, we fully paid the remaining outstanding balance of our borrowings related to KJCC during the third quarter and are now debt-free in China.”

2019 Outlook

Koppers is maintaining its 2019 sales forecast of approximately $1.8 billion, based upon a full year’s sales from the acquisitions made in 2018 and a relatively strong demand environment in the company’s wood-based technology related businesses.

The company is on track to realize approximately $20 million of benefits in 2019 related to its integration and strategic initiatives, with an additional $15 million to $30 million in pro-rated benefits from 2020 to 2023.  Of that, approximately $10 million are projected savings in 2019 related to a new naphthalene unit at the company’s facility in Stickney, Illinois.

On an adjusted basis, Koppers is projecting that EBITDA will be in the range of $215 million to $220 million for 2019, compared with approximately $220 million in the prior year.  The company is anticipating higher year-over-year interest expenses, along with depreciation and amortization costs in 2019.  Accordingly, the 2019 adjusted EPS is forecasted to be in the range of $3.35 to $3.55, compared with $3.50 in the prior year.  The effective tax rate anticipated for 2019 is approximately 25 percent.

Based on a capital expenditure plan of $140 million over a two-year period that began in 2018, $30 million of capital investments, net of insurance proceeds, are forecasted to occur in 2019.  For the nine months ending September 30, 2019, gross capital spending was $26.8 million.  Net of insurance proceeds of $3 million, capital spending was $23.8 million, and expected to be on track to reach $30 million for the year.

The pro-forma net debt to adjusted EBITDA ratio is projected to be in the range of 3.8x to 4.1x at December 31, 2019.  The company continues to focus on debt repayment and plans to reduce debt by a minimum of $80 million in 2019.

Commenting on the forecast, Mr. Ball said, “Overall, 2019 has been a solid year thus far and I expect that to continue into 2020.  Our unique integrated business model focusing on sustainable wood-technology solutions continues to serve us well by providing market advantages that competitors are unable to replicate.  Moving forward, we will continue to focus on leveraging our broad range of technical and service capabilities to further grow our presence in existing and new markets.  In addition, we remain committed to further paying down debt in order to reduce leverage and risk to create shareholder value.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s performance.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 1-833-366-1128 in the United States/Canada, or 412-902-6774 for international, Conference ID number 10136305. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers191107.html. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10136305. The recording will be available for replay through December 8, 2019.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  As described above, the forecast amounts for these items cannot be reasonably estimated due to their nature but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$474.9	$442.7	$1,379.6	$1,284.8
Cost of sales	382.3	359.7	1,111.7	1,023.9
Depreciation and amortization	14.3	13.0	42.3	38.5
Impairment and restructuring charges	1.1	0.9	5.2	3.8
Selling, general and administrative expenses	37.6	37.9	113.9	121.8
Operating profit	39.6	31.2	106.5	96.8
Other income (loss), net	0.0	(0.6)	0.5	(1.1)
Interest expense	15.5	15.1	48.2	40.1
Income before income taxes	24.1	15.5	58.8	55.6
Income tax provision	3.6	8.6	11.5	24.4
Income from continuing operations	20.5	6.9	47.3	31.2
(Loss) income from discontinued operations, net of tax expense of $0.0, $0.0, $0.0, and $(0.3)	(0.1)	0.0	(0.1)	0.4
Net income	20.4	6.9	47.2	31.6
Net income (loss) attributable to noncontrolling interests	0.6	(0.7)	1.2	5.6
Net income attributable to Koppers	$19.8	$7.6	$46.0	$26.0
Earnings per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.96	$0.36	$2.23	$1.22
Discontinued operations	0.00	0.00	0.00	0.02
Earnings per basic common share	$0.96	$0.36	$2.23	$1.24
Diluted -
Continuing operations	$0.94	$0.35	$2.20	$1.17
Discontinued operations	0.00	0.00	0.00	0.02
Earnings per diluted common share	$0.94	$0.35	$2.20	$1.19
Comprehensive income (loss)	$5.5	$(2.0)	$35.9	$(6.5)
Comprehensive income (loss) attributable to noncontrolling interests	0.2	(1.1)	0.8	4.7
Comprehensive income (loss) attributable to Koppers	$5.3	$(0.9)	$35.1	$(11.2)
Weighted average shares outstanding (in thousands):
Basic	20,684	20,946	20,641	20,992
Diluted	21,030	21,700	20,908	21,892

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$40.7	$40.6
Accounts receivable, net of allowance of $2.0 and $2.5	180.7	186.7
Income tax receivable	0.3	2.8
Inventories, net	274.2	284.7
Other current assets	21.7	25.5
Total current assets	517.6	540.3
Property, plant and equipment, net	409.4	417.9
Operating lease right-of-use assets	116.0	0.0
Goodwill	294.8	296.5
Intangible assets, net	172.4	188.0
Deferred tax assets	18.4	15.5
Other assets	24.8	21.7
Total assets	$1,553.4	$1,479.9
Liabilities
Accounts payable	$125.2	$177.2
Accrued liabilities	106.5	109.9
Current operating lease liabilities	22.1	0.0
Current maturities of long-term debt	10.3	11.6
Total current liabilities	264.1	298.7
Long-term debt	948.8	978.8
Accrued postretirement benefits	48.7	48.2
Deferred tax liabilities	6.2	6.8
Operating lease liabilities	94.8	0.0
Other long-term liabilities	78.8	80.4
Total liabilities	1,441.4	1,412.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,212,564 and 23,028,957 shares issued	0.2	0.2
Additional paid-in capital	215.9	206.0
Retained earnings	73.3	27.2
Accumulated other comprehensive loss	(98.1)	(87.2)
Treasury stock, at cost, 2,514,249 and 2,480,213 shares	(90.9)	(90.0)
Total Koppers shareholders’ equity	100.4	56.2
Noncontrolling interests	11.6	10.8
Total equity	112.0	67.0
Total liabilities and equity	$1,553.4	$1,479.9

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Nine Months Ended September 30,
	2019	2018
Cash provided by (used in) operating activities:
Net income	$47.2	$31.6
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	42.3	38.5
Loss on disposal of assets and investment	0.6	2.2
Insurance proceeds	(3.0)	(1.5)
Deferred income taxes	(2.7)	5.0
Change in other liabilities	(9.7)	(6.2)
Non-cash interest expense	1.9	1.8
Stock-based compensation	9.0	9.3
Other - net	0.2	6.5
Changes in working capital:
Accounts receivable	3.4	(36.3)
Inventories	6.6	(20.3)
Accounts payable	(45.7)	17.7
Accrued liabilities	3.2	(38.6)
Other working capital	3.7	(1.7)
Net cash provided by operating activities	57.0	8.0
Cash (used in) provided by investing activities:
Capital expenditures	(26.8)	(81.4)
Acquisitions, net of cash acquired	0.0	(264.0)
Insurance proceeds received	3.0	1.5
Net cash provided by divestitures and asset sales	0.3	2.3
Net cash used in investing activities	(23.5)	(341.6)
Cash (used in) provided by financing activities:
Net (decrease) increase in credit facility borrowings	(5.0)	282.8
Borrowings of long-term debt	0.0	100.0
Repayments of long-term debt	(27.2)	(12.9)
Issuances of Common Stock	1.0	2.5
Repurchases of Common Stock	(0.9)	(31.7)
Payment of debt issuance costs	(0.9)	(2.9)
Net cash (used in) provided by financing activities	(33.0)	337.8
Effect of exchange rate changes on cash	(0.4)	(2.0)
Net increase in cash and cash equivalents	0.1	2.2
Cash and cash equivalents at beginning of period	40.6	60.3
Cash and cash equivalents at end of period	$40.7	$62.5
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$23.0
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$26.7

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$198.8	$185.0	$564.0	$470.6
Performance Chemicals	123.9	108.2	343.7	320.7
Carbon Materials and Chemicals	152.2	149.5	471.9	493.5
Total	$474.9	$442.7	$1,379.6	$1,284.8
Operating profit (loss):
Railroad and Utility Products and Services	$11.3	$5.8	$31.8	$5.9
Performance Chemicals	11.7	11.0	38.5	28.2
Carbon Materials and Chemicals	17.1	14.9	37.8	64.6
Corporate Unallocated	(0.5)	(0.5)	(1.6)	(1.9)
Total	$39.6	$31.2	$106.5	$96.8
Operating profit margin:
Railroad and Utility Products and Services	5.7%	3.1%	5.6%	1.3%
Performance Chemicals	9.4%	10.2%	11.2%	8.8%
Carbon Materials and Chemicals	11.2%	10.0%	8.0%	13.1%
Total	8.3%	7.0%	7.7%	7.5%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.8	$4.9	$14.4	$12.8
Performance Chemicals	4.5	4.4	14.0	13.3
Carbon Materials and Chemicals	5.0	3.7	13.9	12.4
Total	$14.3	$13.0	$42.3	$38.5
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$16.9	$12.3	$50.1	$31.5
Performance Chemicals	17.8	16.6	54.2	48.3
Carbon Materials and Chemicals	26.7	24.9	68.4	95.2
Corporate Unallocated	(0.2)	(0.5)	(1.0)	(0.3)
Total	$61.2	$53.3	$171.7	$174.7
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	8.5%	6.6%	8.9%	6.7%
Performance Chemicals	14.4%	15.3%	15.8%	15.1%
Carbon Materials and Chemicals	17.5%	16.7%	14.5%	19.3%
Total	12.9%	12.0%	12.4%	13.6%

(1)	The tables below describe the adjustments to EBITDA for the three and nine months ended September 30, 2019 and 2018, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three months ended September 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$11.3	$11.7	$17.1	$(0.5)	$39.6
Other (loss) income	(0.6)	0.3	0.0	0.3	0.0
Depreciation and amortization	4.8	4.5	5.0	0.0	14.3
Depreciation in impairment and restructuring charges	0.0	0.0	1.3	0.0	1.3
EBITDA with noncontrolling interest	$15.5	$16.5	$23.4	$(0.2)	$55.2
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.3	0.0	3.3
Mark-to-market commodity hedging	0.0	1.3	0.0	0.0	1.3
Non-cash LIFO expense	1.2	0.0	0.0	0.0	1.2
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Adjusted EBITDA	$16.9	$17.8	$26.7	$(0.2)	$61.2
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	27.5%	29.0%	43.5%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three months ended September 30, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$5.8	$11.0	$14.9	$(0.5)	$31.2
Other income (loss)	(0.2)	0.2	(0.6)	(0.1)	(0.7)
Depreciation and amortization	4.9	4.4	3.7	0.0	13.0
Depreciation in impairment and restructuring charges	0.0	0.0	1.0	0.0	1.0
EBITDA with noncontrolling interest	$10.5	$15.6	$19.0	$(0.6)	$44.5
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.7	0.0	4.7
Non-cash LIFO expense	1.4	0.0	0.3	0.0	1.7
Mark-to-market commodity hedging	0.0	1.0	0.0	0.0	1.0
Sale of specialty chemicals business	0.0	0.0	0.9	0.0	0.9
UIP inventory purchase accounting adjustment	0.5	0.0	0.0	0.0	0.5
Acquisition closing costs	0.0	0.0	0.0	0.1	0.1
Contract buyout	0.1	0.0	0.0	0.0	0.1
RUPS treating plant closures	(0.2)	0.0	0.0	0.0	(0.2)
Adjusted EBITDA	$12.3	$16.6	$24.9	$(0.5)	$53.3
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	22.9%	30.9%	46.3%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$31.8	$38.5	$37.8	$(1.6)	$106.5
Other (loss) income	(1.1)	1.8	(0.8)	0.6	0.5
Depreciation and amortization	14.4	14.0	13.9	0.0	42.3
Depreciation in impairment and restructuring charges	0.0	0.0	2.6	0.0	2.6
EBITDA with noncontrolling interest	$45.1	$54.3	$53.5	$(1.0)	$151.9
Unusual items impacting net income:
CMC restructuring	0.0	0.0	14.6	0.0	14.6
Non-cash LIFO expense	4.6	0.0	0.3	0.0	4.9
RUPS treating plant closures	0.4	0.0	0.0	0.0	0.4
Mark-to-market commodity hedging	0.0	(0.1)	0.0	0.0	(0.1)
Adjusted EBITDA	$50.1	$54.2	$68.4	$(1.0)	$171.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.0%	31.4%	39.6%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$5.9	$28.2	$64.6	$(1.9)	$96.8
Other income (loss)	0.0	2.4	0.1	(3.7)	(1.2)
Depreciation and amortization	12.8	13.3	12.4	0.0	38.5
Depreciation in impairment and restructuring charges	0.0	0.0	3.7	0.0	3.7
EBITDA with noncontrolling interest	$18.7	$43.9	$80.8	$(5.6)	$137.8
Unusual items impacting net income:
CMC restructuring	0.0	0.0	12.4	0.0	12.4
Non-cash LIFO expense	5.2	0.0	1.1	0.0	6.3
UIP inventory purchase accounting adjustment	6.0	0.0	0.0	0.0	6.0
Mark-to-market commodity hedging	0.0	5.5	0.0	0.0	5.5
Acquisition closing costs	0.0	0.0	0.0	3.1	3.1
Contract buyout	1.6	0.0	0.0	0.0	1.6
Sale of land	0.0	(1.1)	0.0	2.2	1.1
Sale of specialty chemicals business	0.0	0.0	0.9	0.0	0.9
Adjusted EBITDA	$31.5	$48.3	$95.2	$(0.3)	$174.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	18.0%	27.6%	54.4%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$20.4	$6.9	$47.2	$31.6
Interest expense	15.5	15.1	48.2	40.1
Depreciation and amortization	14.3	14.0	42.3	42.2
Depreciation in impairment and restructuring charges	1.3	0.0	2.6	0.0
Income taxes	3.6	8.6	11.5	24.4
Income from discontinued operations	0.1	0.0	0.1	(0.4)
EBITDA with noncontrolling interests	55.2	44.6	151.9	137.9
Unusual items impacting net income
Impairment, restructuring and plant closure costs	3.5	4.4	15.0	12.4
Non-cash LIFO expense	1.2	1.7	4.9	6.3
Mark-to-market commodity hedging	1.3	1.0	(0.1)	5.5
UIP inventory purchase accounting adjustment	0.0	0.5	0.0	6.0
Acquisition closing costs	0.0	0.1	0.0	3.0
Contract buyout	0.0	0.1	0.0	1.6
Sale of land	0.0	0.0	0.0	1.1
Sale of specialty chemical business	0.0	0.9	0.0	0.9
Total adjustments	6.0	8.7	19.8	36.8
Adjusted EBITDA	$61.2	$53.3	$171.7	$174.7

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to Koppers	$19.8	$7.6	$46.0	$26.0
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.9	5.5	20.3	16.6
Non-cash LIFO expense	1.2	1.7	4.9	6.3
Mark-to-market commodity hedging	1.3	1.0	(0.1)	5.5
Acquisition closing costs	0.0	0.1	0.0	3.1
Sale of land	0.0	0.0	0.0	1.1
Sale of specialty chemical business	0.0	0.9	0.0	0.9
Contract buyout	0.0	0.1	0.0	1.6
UIP inventory purchase accounting adjustment	0.0	0.5	0.0	6.0
Total adjustments	8.4	9.8	25.1	41.1
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(2.1)	(2.2)	(7.6)	(9.7)
Income tax - U.S. Tax Reform	0.0	0.4	0.0	5.3
Effect on adjusted net income	6.3	8.0	17.5	36.7
Adjusted net income including discontinued operations	26.1	15.6	63.5	62.7
Income from discontinued operations	0.1	0.0	0.1	(0.4)
Adjusted net income attributable to Koppers	$26.2	$15.6	$63.6	$62.3

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to Koppers	$19.8	$7.6	$46.0	$26.0
Adjusted net income (from above)	$26.2	$15.6	$63.6	$62.3
Denominator for diluted earnings per share (in thousands)	21,030	21,700	20,908	21,892
Earnings per share:
Diluted earnings per share	$0.94	$0.35	$2.20	$1.19
Adjusted earnings per share	$1.24	$0.73	$3.04	$2.84

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

					Twelve months ended
	September 30, 2019	June 30, 2019	March 31, 2019	Proforma December 31, 2018	December 31, 2018
Total Debt	$959.1	$1,007.2	$1,012.7	$990.4	$990.4
Less: Cash	40.7	42.1	38.1	40.6	40.6
Net Debt	$918.4	$965.1	$974.6	$949.8	$949.8
Adjusted EBITDA	$218.6	$210.7	$201.5	$225.7	$221.6
Net Leverage Ratio	4.2	4.6	4.8	4.2	4.3

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

				Twelve months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Net income	$44.8	$31.4	$18.0	$29.2
Interest expense	64.5	63.9	62.2	56.3
Depreciation and amortization	57.4	55.8	56.4	54.8
Income tax provision	13.1	18.1	16.8	26.0
Income from discontinued operations	0.1	0.0	(0.5)	(0.4)
EBITDA	179.9	169.2	152.9	165.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	26.1	27.2	23.5	23.5
Non-cash LIFO expense	11.2	11.6	12.0	12.6
Mark-to-market commodity hedging	1.3	1.1	0.3	6.9
Sale of specialty chemicals business	0.1	1.0	1.0	0.9
UIP inventory purchase accounting adjustment	0.0	0.5	6.0	6.0
Acquisition closing costs	0.0	0.0	3.1	3.1
Contract buyout	0.0	0.1	1.6	1.6
Sale of land	0.0	0.0	1.1	1.1
Adjusted EBITDA with noncontrolling interests	$218.6	$210.7	$201.5	$221.6
Proforma adjusted EBITDA from acquisitions	0.0	0.0	0.0	4.1
Proforma adjusted EBITDA with noncontrolling interests	$218.6	$210.7	$201.5	$225.7